Exhibit 16

VIA FACSIMILE: 202-772-9251 and Federal Express

October 13, 2006

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sir or Madam:

We have read Item 4.01 of the amended Form 8-K of AXM Pharma, Inc. for the month of October 2006.  We agree with the statements concerning our Firm contained therein.

Very truly yours

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

MOORE STEPHENS WURTH FRAZER AND TORBET, LLP